Exhibit 10.18

Project A BC

Office Space Leasing and Operation

Management Agreement

Party A:

Legal representative:

address:

Party B:

Legal representative:

address:

Whereas:

1. Party A legally owns (hereinafter referred to as “the project”) has the right to be leased to external parties for leasing and commercial office use. Please see “Attachment 3 ” for the property details of this project.

2. Party A fully recognizes Party B’s ability and experience in the field of office building management, and agrees to entrust Party B and its subsidiaries to be fully responsible for the operation and management of the above projects. Party B agrees to accept the entrustment.

To this end, Party A and Party B have signed this Agreement through friendly negotiation in accordance with the provisions of the Civil Code of the People’s Republic of China and other laws and regulations, and based on the principles of good faith, equality, voluntariness and mutual benefit, for the purpose of mutual compliance.

1	Project Overview

1.1	project’s venue:

1.2	Project area: Property certificate area of part of the house above ground square meters.

1.3	0 ] months starting from the date the project is delivered to Party B (“delivery date”) . After the cooperation period expires, Party B has the priority to renew the contract.

1.4	Delivery date: tentatively scheduled as [ 】 Year 【 】moon【 】 day (specifically, the date recorded in the delivery document signed by both parties shall prevail).

1.5	Delivery conditions: The decoration, ancillary facilities and equipment conditions at the time of delivery of the project shall be explained by Party A and Party B in “Annex 3 ” of this agreement. Party A and Party B agree that this attachment shall serve as the basis for acceptance of the project delivered by Party A to Party B and the return of the project by Party B to Party A when this agreement is terminated.

2	Party B’s entrusted content and scope of work

2.1	Preliminary preparation work: Party B is responsible for the preliminary market and customer positioning, product positioning, etc. of the project, and is responsible for the decoration and intelligent transformation and upgrading of the project;

2.2	Investment operation work: After the project is launched, Party B is responsible for the external investment promotion, daily operations, member services and management of the project, and regularly provides project operation management reports to Party A;

2.3	Cost settlement: Party B must conduct financial reconciliation and related cost settlement with Party A on a regular basis in accordance with the agreement between the two parties.

3	Party A’s rights and obligations

3.1	Party A must guarantee and submit legal and valid documents to prove the legitimacy of the project’s leasing, and agree to authorize Party B to sublease/sublease the project to a third party (see “Attachment 5 ” for the “Sublease Authorization Document” );

3.2	Party A is responsible for providing relevant information about the project, including the latest property floor plan and room type plan, ownership information, delivery status list, property service content, and other information that Party B deems necessary to perform the work (the above information is proposed by Party B, and provided or confirmed by Party A) . Party A guarantees the authenticity and legality of all information, materials and documents provided to Party B for the project, and Party A shall fully cooperate with and support Party B’s operation and management work, and promptly answer the engineering, technical and other issues of the project;

3.3	Party B agrees and authorizes Party A to have the right to use Party B’s brand and/or logo to conduct legal publicity activities related to this project during the period of this agreement;

3.4	Party A shall ensure that the structure of the project unit and the ancillary facilities provided by Party A are in normal usable and safe condition. Party A or the property management agency entrusted by Party A shall conduct regular inspection, maintenance and repair of the ancillary facilities in the project unit. , Party B shall cooperate.

4	Party B’s rights and obligations

4.1	Before the project is officially put into operation, Party B shall be responsible for carrying out reasonable decoration and intelligent transformation and upgrading of the project, and shall bear full responsibility for the entire decoration and transformation activities of the project; if this causes reputation or economic losses to Party A, or causes Party A to pay compensation in advance or government penalties, Party B shall be responsible for eliminating the impact and compensating Party A for all losses;

4.2	Party B must establish a dedicated team to be responsible for the management, operation and daily work of the project, and bear all the expenses of the team’s dedicated personnel (including but not limited to wages, bonuses, transportation expenses, communication expenses, etc.);

4.3	Party B will make full use of its own publicity methods and networks, such as market analysis reports, web pages, chambers of commerce and other related group activities, etc., to mobilize tenant network resources at home and abroad, and use appropriate and effective methods to find and contact tenants suitable for the project;

4.4	Party B must sign a lease agreement or membership service agreement with the sub-tenant who is subletting/sub-leasing, urge them to pay rent, membership service fees and other due fees on time, and restrain and manage the relevant sub-tenants to comply with various regulations of the building , all losses caused to Party A by Party B’s subletting shall be borne by Party B;

4.5	Party B shall submit the operation and management report of the project to Party A on a quarterly basis. The report content shall include tenant and member information, rent and member service income details, project operation reports, etc.;

4.6	Without the written permission of Party A, Party B shall not use the name and trademark of Party A’s company and/or the project in advertising or external publicity unrelated to the project;

4.7	During the validity period of this agreement, any promotion and agency activities carried out by Party B for the project shall comply with the relevant laws and regulations of the People’s Republic of China;

4.8	Party B shall be responsible for connecting and managing third-party intermediaries and suppliers related to the investment and operation of the project (including but not limited to intermediaries, cleaning, green plants, networks, etc.), and shall bear all third-party expenses related to the investment and operation of the project (including But not limited to advertising expenses, intermediary commissions, energy fees, insurance premiums, and supplier fees for cleaning, green plants, Internet, office supplies, etc.);

4.9	Party B shall abide by various specifications and procedures established for this project during negotiations with third-party intermediaries and suppliers, and safeguard the interests of Party A.

5	Project revenue sharing settlement and payment methods

5.1	Settlement method

5.1.1 The first phase: March 1 to July 31, 2024 ( rent -free period)

This stage is the renovation and renovation period of the project and the investment ramp-up period. Party B is responsible for the decoration investment, investment fees and operating expenses. During the rent-free period, all the income of the project (including rent and membership service income, etc.) belongs to Party B, and Party A does not participate in the income. divided into.

5.1.2 The second phase: August 1, 2024 to February 28 , 2029 ( a total of 55 months)

This stage is the stable operation period of the project. Party B is responsible for the investment and operating expenses as agreed in Articles 4.2 and 4.8. 60 % of the total income of the project (including rent and membership service income, etc.) is Party A’s share of the income, and the remaining 4 0 % is Party B’s share of income.

5.2	payment method

5.2.1 Starting from the second stage , Party B shall submit the operating status report of the project to Party A within [5] days after the end of each quarter. The specific income sharing amount shall be confirmed by Party A and received by Party A. Within [ 10 ] days from the date of invoice , Party B must pay Party A’s share of the income in full to Party A;

5.2.2 Party B shall pay the above income sharing by bank transfer to the bank account designated by Party A. The specific bank account information is as follows :

Account name: XXX

Bank: XXX

Account number: XXXX

5.3	Taxes and invoices

Before Party A collects the income sharing paid by Party B, it shall issue corresponding true and valid financial invoices to Party B (taxes shall be borne by itself).

6	The status of the item when it is returned

6.1	Party B shall return the project to Party A in its current condition after renovation within [7] days after the cooperation period of this agreement expires or is terminated in advance. If Party B fails to complete the handover procedures within the time limit, it will be deemed that Party B has handed over the project to Party A unconditionally. The items that have not been removed will be deemed to be abandoned and will be disposed of by Party A free of charge.

6.2	The item returned by Party B shall be in the condition of normal use. When returning, it shall be subject to written acceptance and approval by Party A, and the respective expenses shall be settled between each other. If the house returned by Party B to Party A is damaged, Party B shall repair it or compensate at a reduced price according to Party A’s requirements.

7	Liability for breach of contract

7.1	If any party is unable to perform its obligations under this Agreement due to force majeure or government action, the party shall not be liable for breach of contract, but the party shall report the force majeure in writing to the other party within [10] working days after the event occurs, and Provide relevant supporting documents;

7.2	During the entrustment period, if Party B does not breach the terms of this agreement, if Party A terminates the agreement early, it must compensate Party B for the corresponding losses on Party B’s renovation investment. The specific amount of compensation will be based on the remaining unfulfilled cooperation. calculated as the proportion of the period to the overall cooperation period;

7.3	If Party B breaches the terms of this Agreement, Party A has the right to pursue Party B for breach of contract compensation and other relevant civil legal liabilities in accordance with the Contract Law and other legal provisions and the provisions of this Agreement;

7.4	If Party B violates its confidentiality obligations and improperly discloses Party A’s business secrets, causing damage to Party A, it shall compensate Party A for the losses;

7.5	If Party B conceals, fabricates information or maliciously colludes or other behavior that affects the interests of Party A, Party A has the right to terminate this agreement and recover the losses caused to Party A from the breaching party.

8	Cancellation and termination of agreement

8.1	If the services provided by Party B fail to comply with the provisions of this Agreement, Party A may notify Party B in writing to make corrections or remedies. If Party B fails to make corrections or remedies within [10] days after receiving the written notification, Party A shall Party A has the right to notify Party B in writing [10] days in advance to terminate this Agreement, and Party A has the right to require Party B to compensate Party A for its actual losses ;

8.2	30 ] days after the date on which this agreement expires or is terminated early for any reason . Party B must return all project information to Party A.

9	Confidentiality

9.1	During the validity period of this Agreement, both parties jointly confirm that project operation information and related agreements (collectively, “Confidential Information”) must be kept strictly confidential. For information that is not in the public domain, the parties agree not to use it for any other purpose except for the purpose of carrying out work under this Agreement, and neither party shall disclose it to a third party without the written consent of the other party. Confidential Information.

10	notify

10.1	Any notice or communication between the parties hereto under or in connection with this Agreement shall be given in writing to the following address or by email to the following email address:

Party A:

address:

Contact person:

contact number:

email address:

Party B:

mailing address:

Contact person:

contact number:

email address:

10.2	Any notice or contact, if delivered directly, will be deemed received when delivered; if sent by registered mail, it will be deemed received [5] days after sending. If delivered by express delivery, it shall be deemed to be received on the [3rd] day after it is sent by express delivery; if it is delivered by email, it shall be deemed to be received on the [2nd] day after it is sent. If either party changes the above contact information, it shall promptly notify the other party of the changed contact information in accordance with the above notification method. Otherwise, any notice sent to the above address will be deemed to have been delivered.

11	Disclaimer

11.1	When natural disasters, wars and other unforeseen force majeure events, the occurrence and consequences of which cannot be prevented and avoided, directly affect the performance of this Agreement, or the performance cannot be performed according to the agreed conditions, the parties to the Agreement shall negotiate and decide whether to terminate the Agreement or part thereof. To be exempted from the obligation to perform the agreement, or to postpone the performance of the agreement.

12	Agreement disputes

12.1	Matters not covered in the agreement will be negotiated separately by both parties. If necessary, both parties may enter into a supplementary agreement under the conditions of this Agreement. The attachments to this Agreement and the supplementary agreement shall have the same legal effect as this Agreement. If there is a dispute between the two parties and they cannot negotiate amicably, it will be handled in accordance with the relevant national laws;

12.2	During the validity period of this agreement, neither party shall modify or change the contents of this agreement without the written consent of both parties;

12.3	During the validity period of this agreement, if either party A or B violates the above agreement, or a dispute arises during the performance of this agreement, both parties shall negotiate and resolve it in a friendly spirit. The maximum period of negotiation shall not exceed [30] days. ; If negotiation fails, either party may file a lawsuit with the People’s Court where the project is located.

13	Effectiveness of the Agreement

This agreement and all its attachments are an indivisible whole. This agreement is made in [2] copies. Party A and Party B each hold [1] copy. It will come into effect after both parties sign and seal it.

(No text below)

Party A:

Signed on behalf of:

Signing date:

Party B:

Signed on behalf of:

Signing date:

Attachment 1: Project floor plan

Attachment 2: Project Production Certificate

Attachment 3: Main facilities and delivery conditions of the project electricity:

Weak current:

air conditioner:

Drainage:

Firefighting:

Remaining decoration and furniture:

Attachment 4: House Delivery Acceptance Form

Attachment 5 : Party A entrusts Party B with sublease authorization document

Attachment 6: Member Agreement Template